As filed with the Securities and Exchange Commission on December 5, 2016

Registration Statement File No. 033-99330

Registration Statement File No. 033-80879

Registration Statement File No. 333-88303

Registration Statement File No. 333-53228

Registration Statement File No. 333-178451

Registration Statement File No. 333-202239

Registration Statement File No. 333-205190

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 (No. 033-99330)

Post-Effective Amendment No. 1 (No. 033-80879)

Post-Effective Amendment No. 2 (No. 333-88303)

Post-Effective Amendment No. 1 (No. 333-53228)

Post-Effective Amendment No. 1 (No. 333-178451)

Post-Effective Amendment No. 1 (No. 333-202239)

Post-Effective Amendment No. 1 (No. 333-205190)

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lexmark International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1308215
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number

One Lexmark Centre Drive

740 West New Circle Road

Lexington, Kentucky 40550

(859) 232-2000

(Address of Principal Executive Offices)

Lexmark International Group, Inc. Stock Incentive Plan (No. 033-99330)

Lexmark International Group, Inc. Nonemployee Director Plan (No. 033-99330)

Lexmark Holding, Inc. Stock Option Plan for Executives and Senior Officers (No. 033-99330)

Lexmark Holding, Inc. Stock Option Plan for Senior Managers (No. 033-99330)

Lexmark Holding, Inc. Employee Stock Option Plan (No. 033-99330)

Lexmark Savings Plan (No. 333-88303; No. 033-80879) (No. 033-99330)

Lexmark International, Inc. Broad-Based Employee Stock Incentive Plan (No. 333-53228)

Lexmark International, Inc. Stock Incentive Plan (No. 333-178451)

Lexmark International, Inc. 2005 Nonemployee Director Stock Incentive Plan (No. 333-178451)

Lexmark International, Inc. 2013 Equity Compensation Plan (No. 333-202239)

Kofax 2000 Share Option Plan (No. 333-205190)

Kofax 2007 Long-Term Incentive Plan (No. 333-205190)

Kofax Limited 2012 Equity Incentive Plan (No. 333-205190)

Kofax Limited 2015 Equity Incentive Plan (No. 333-205190)

(Full Title of the Plans)

Robert J. Patton, Esq.

Vice President, General Counsel and Secretary

Lexmark International, Inc.

One Lexmark Centre Drive

740 West New Circle Road

Lexington, Kentucky 40550

(859) 232-2000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Gregory G.H. Miao

Skadden, Arps, Slate, Meagher & Flom LLP

JingAn Kerry Centre, Tower II 46th Floor

1539 Nanjing West Road, Shanghai 200040, China

+86.21.6193.8282

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE, DEREGISTRATION OF UNSOLD SECURITIES

Lexmark International, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all of the Registrant’s Class A common stock, par value $0.01 per share (“Common Stock”), that remain unsold under each such Registration Statement as of the date hereof:

•	Registration Statement 033-99330, registering 4,380,000 shares of Common Stock issuable pursuant to the Lexmark International Group, Inc. Stock Incentive Plan, 147,000 shares of Common Stock issuable pursuant to the Lexmark International Group, Inc. Nonemployee Director Plan, 2,583,750 shares of Common Stock issuable pursuant to the Lexmark Holding, Inc. Stock Option Plan for Executives and Senior Officers, 3,525,000 shares of Common Stock issuable pursuant to the Lexmark Holding, Inc. Stock Option Plan for Senior Managers and 3,225,000 shares of Common Stock issuable pursuant to the Lexmark Holding, Inc. Employee Stock Option Plan, dated November 14, 1995;

•	Registration Statement 033-80879, registering 1,300,000 shares of Common Stock, issuable pursuant to the Lexmark Savings Plan, dated December 27, 1995;

•	Registration Statement 333-88303, as amended, registering 3,000,000 shares of Common Stock issuable pursuant to the Lexmark Savings Plan, dated October 1, 1999;

•	Registration Statement 333-53228, registering 1,600,000 shares of Common Stock issuable pursuant to the Lexmark International, Inc. Broad-Based Employee Stock Incentive Plan, dated January 5, 2001;

•	Registration Statement 333-178451, registering 12,240,000 shares of Common Stock issuable pursuant to the Lexmark International, Inc. Stock Incentive Plan and 500,000 shares of Common Stock issuable under the Lexmark International, Inc. 2005 Nonemployee Director Stock, dated December 12, 2011;

•	Registration Statement 333-202239, registering 6,921,368 shares of Common Stock issuable pursuant to the Lexmark International, Inc. 2013 Equity Compensation Plan, dated February 23, 2015; and

•	Registration Statement 333-205190, registering 988,753 shares of Common Stock issuable pursuant to the Kofax 2000 Share Option Plan, Kofax 2007 Long-Term Incentive Plan, Kofax Limited 2012 Equity Incentive Plan or Kofax Limited 2015 Equity Incentive Plan, dated June 24, 2015.

On April 19, 2016, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ninestar Holdings Company Limited, a Cayman Islands exempted limited liability company (“Holdings”), Ninestar Group Company Limited, a Cayman Islands exempted limited liability company and a wholly owned subsidiary of Holdings (“Parent”), Ninestar Lexmark Company Limited, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and (solely for purposes of specified provisions of the Merger Agreement) Apex Technology Co., Ltd., a company organized under the laws of the People’s Republic of China and listed on the Shenzhen Stock Exchange. On November 29, 2016, pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and an indirect wholly owned subsidiary of Holdings.

In connection with the Merger, the Registrant is terminating all offers and sales of the Registrant’s respective securities registered pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, Lexmark International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Kentucky, on December 5, 2016.

LEXMARK INTERNATIONAL, INC.

By:	/s/ Robert J. Patton
Name:	Robert J. Patton
Title:	Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.